Exhibit 2.4

DEED OF PLEDGE OF MEMBERSHIP INTEREST between GEOPARK LATIN AMERICA COÖPERATIE U.A. as pledgor and STICHTING COLLATERAL AGENT GEOPARK as pledgee and GEOPARK COLOMBIA COÖPERATIE U.A. as cooperative

De Entree 139-141

 101 HE Amsterdam

The Netherlands

CONTENTS
Clause	Page
1. DEFINITIONS AND INTERPRETATION	4
2. PARALLEL DEBT	6
3. PLEDGE	6
4. VOTING RIGHTS	7
5. AUTHORITY TO COLLECT	7
6. REPRESENTATIONS AND WARRANTIES	8
7. UNDERTAKINGS	9
8. ENFORCEMENT	11
9. TERMINATION	11
10. ASSIGNMENT AND TRANSFER	12
11. COSTS	12
12. POWER OF ATTORNEY	13
13. ACKNOWLEDGEMENT AND CONFIRMATIONS BY THE COOPERATIVE	13
14. MISCELLANEOUS	14
15. GOVERNING LAW AND JURISDICTION	15
16. COUNTERPARTS	15

DEED OF PLEDGE OF MEMBERSHIP INTEREST

This deed of pledge of membership interest is dated 21 September 2017 and made between:

1.	GeoPark Latin America Coöperatie U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands and its office address at Strawinskylaan 3127, 8th floor, 1077 ZX Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 58848312 (the "Pledgor");

2.	Stichting Collateral Agent GeoPark, having its registered seat in Amsterdam, the Netherlands and its office address at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 69042683, as LSC sub-agent (the "Pledgee"); and

3.	GeoPark Colombia Coöperatie U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands and its office address at Strawinskylaan 3127, 8th floor, 1077 ZX Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 58121072 (the “Cooperative”),

WHEREAS:

(A)	Pursuant to that certain indenture, dated as of September 21, 2017 (as amended or supplemented from time to time, the "Indenture"), among, inter alios, GeoPark Limited, as issuer (the “Issuer”), The Bank of New York Mellon, as trustee (the "Trustee"), registrar, paying agent and transfer agent and Lord Securities Corporation as collateral agent, the Issuer issued the 6.500% senior secured notes due 2024 (the “Notes”).

(B)	The Pledgee has been appointed as LSC Sub-Agent (as defined in the Indenture) by Lord Securities Corporation for the benefit of the Holders (as defined in the Indenture) of the Notes to hold all Dutch liens to be granted as security for the Obligations (as defined in the Indenture), and will be, in connection with its role as Pledgee, acting in its own name and not as agent for any other person or creditor of the Parallel Debt (as defined below).

(C)	Pursuant to article 3 of the Articles of Association (as defined below), the creation of a right of pledge over a Membership Interest (as defined below) is permitted, provided that the general meeting of members of the Cooperative has given its prior unanimous approval.

(D)	Pursuant to the Indenture, the Pledgor is required to enter into this Deed in order to secure the Secured Obligations (as defined below) in favour of the Pledgee.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Words and expressions defined in the Indenture shall have the same meaning when used in this Deed, unless defined otherwise herein. In addition the following terms shall have the following meaning:

“Articles of Association” means the articles of association of the Cooperative as they are amended from time to time;

“Clause” means a clause of this Deed;

"Corresponding Obligations" means the Pledgor’s Obligations owing to the Collateral Agent (as defined in the Indenture), other than the Parallel Debt;

"Deed" means this deed of pledge of membership interest;

“Encumbrance” means any mortgage, pledge, lien (retentierecht), right of usufruct, seizure, attachment or other encumbrance and any agreement for the purpose of, or which has the effect of, granting or creating a security interest or encumbrance of any kind whatsoever, whether actual or contingent, conditional or otherwise;

"Enforcement Event" means any Event of Default which is continuing and which constitutes a default (verzuim) within the meaning of section 3:248 Dutch Civil Code with respect to the proper fulfilment of the Secured Obligations;

“Event of Default” has the meaning given thereto in the Indenture;

“Indenture” has the meaning given thereto in the recitals hereto;

“Membership Interest” means the Pledgor’s membership in the Cooperative, including all of the Pledgor’s existing and future rights and claims as a member of the Cooperative to receive payments or distributions (whether in cash or in kind) from the Cooperative (including, without limitation, any and all rights of the Pledgor to the balances of its member account (ledenrekening) and its reserve account maintained by the Cooperative and the rights to receive profits, the balance left after winding up and other distributions or proceeds);

"Parallel Debt" has the meaning given thereto in Clause 2.1;

“Party” means a party to this Deed;

“Right of Pledge” means any right of pledge created or purported to be created under this Deed;

"Secured Obligations" means all present and future liabilities and contractual and non-contractual obligations consisting of monetary payment obligations (vorderingen tot voldoening van een geldsom) owing by the Pledgor to the Pledgee, at any time, both actual and contingent and whether incurred solely or jointly or as principal, surety or in any other capacity whether for principal, interest, costs or otherwise under or in connection with the Parallel Debt (and if the Right of Pledge cannot validly secure the Parallel Debt, the Corresponding Obligations themselves to the extent that these are owed to the Pledgee shall be the Secured Obligations);

“Security Period” means the period commencing on the date of this Deed and ending on the date upon which all Secured Obligations shall have unconditionally and irrevocably been paid and discharged in full and this Right of Pledge has been finally terminated and released;

“Voting Rights” means the voting rights in respect of the Pledgor’s membership of the Cooperative.

1.2	In this Deed:

(a)	references to the Indenture will be deemed to include references to such agreement as from time to time, amended, restated, supplemented or modified, including by way of the issuance of Additional Notes or accession or retirement of the parties to such agreement. Similarly, references in this Deed to Corresponding Obligations will be deemed to include any obligations which the Pledgor may have to the Collateral Agent (as defined in the Indenture) under or in connection with the Indenture as from time to time, amended, restated, supplemented or modified, including by way of the issuance of Additional Notes or accession or retirement of the parties to such agreement;

(b)	except as otherwise specified, a reference to a Schedule or a Clause shall be construed as a reference to such Schedule or Clause;

(c)	clause headings are inserted for convenience of reference only and are to be ignored in construing this Deed and, unless otherwise specified, all references to Clauses are to clauses of this Deed;

(d)     English language words used refer to Dutch legal concepts only and shall be interpreted accordingly. The use of these or similar terms in any other jurisdiction shall be disregarded;

(e)     singular words shall include the plural and vice-versa and words in a particular gender shall include all genders, unless the context requires otherwise; and

(f)	a reference to a “person” includes a reference to any individual, company, association or partnership (whether or not having legal personality) and that person’s legal representatives and successors.

2.	PARALLEL DEBT

2.1	For the purpose of ensuring the validity and enforceability of the security rights granted pursuant to this Deed, the Pledgor hereby irrevocably and unconditionally undertakes to pay to the Pledgee an amount equal to the aggregate amount payable by it in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of the Pledgor to the Pledgee under this Clause 2.1 is in this Deed to be referred to as a "Parallel Debt". The Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations.

2.2	The Parallel Debt of the Pledgor will become due and payable (opeisbaar) as, when and to the extent that any one or more of the Corresponding Obligations of the Pledgor become due and payable.

2.3	Each of the Parties hereby acknowledges that:

(a)	the Parallel Debt constitutes an undertaking, obligation and liability of the Pledgor to the Pledgee which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(b)	the Parallel Debt represents the Pledgee's own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Pledgor,

it being understood, in each case, that pursuant to Clause 2.1. the amount which may become payable by the Pledgor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Corresponding Obligations.

2.4	To the extent the Pledgee irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt from the Pledgor, the Pledgee shall distribute such amount among the creditor(s) of the Corresponding Obligations of the Pledgor in accordance with the Indenture. Upon irrevocable (onaantastbaar) receipt by a creditor of any amount so distributed to it ("Received Amount"), the Corresponding Obligations of the Pledgor to the relevant creditor shall be reduced by amounts totalling an amount ("Deductible Amount") equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by that creditor of the Received Amount.

3.	PLEDGE

3.1	As security for the payment and discharge in full when due of the Secured Obligations the Pledgor agrees to grant to the Pledgee, who agrees to accept, to the extent necessary in advance (bij voorbaat), a disclosed right of pledge (openbaar pandrecht) over the Membership Interest.

3.2	Pursuant to Clause 3.1, the Pledgor hereby creates in favour of the Pledgee, to the extent necessary in advance (bij voorbaat), a disclosed right of pledge (openbaar pandrecht) over the Membership Interest. The Pledgee hereby accepts this disclosed right of pledge (openbaar pandrecht) over the Membership Interest, to the extent necessary in advance (bij voorbaat).

3.3	The Pledgee is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Pledgee deems necessary or useful to protect its interests.

4.	VOTING RIGHTS

4.1	The Voting Rights are hereby transferred to the Pledgee subject to the following conditions precedent (opschortende voorwaarden):

(i)	the occurrence of an Event of Default which is continuing; and

(ii)	the Pledgee having given a written notice to the Pledgor and the Cooperative stating that it wishes to exercise the Voting Rights.

4.2	Prior to the occurrence of an Event of Default which is continuing and the Pledgee having given a written notice to the Pledgor and the Cooperative stating that it wishes to exercise the Voting Rights, the Pledgor shall have the right to exercise the Voting Rights, provided that such Voting Rights shall be exercised in accordance with the terms of this Deed and the Indenture.

4.3          Upon the occurrence of an Event of Default which is continuing and the Pledgee having given a written notice to the Pledgor and the Cooperative stating that it wishes to exercise the Voting Rights, the Pledgor shall no longer be entitled to exercise the Voting Rights.

4.4	If and to the extent a transfer of the Voting Rights pursuant to Clause 4.1 is not enforceable or not effective, the Pledgor hereby grants a power of attorney to the Pledgee as long as the Right of Pledge remains in effect to exercise the Voting Rights under or pursuant to the Articles of Association on behalf of the Pledgor, under the conditions precedent (opschortende voorwaarden) of (i) the occurrence of an Event of Default which is continuing, and (ii) the Pledgee having given a written notice to the Pledgor and the Cooperative stating that it wishes to exercise the Voting Rights.

5.	AUTHORITY TO COLLECT

5.1 The Pledgee is entitled to collect and receive payments in respect of the Membership Interest in accordance with section 3:246 (1) of the Dutch Civil Code.

5.2	The Pledgee hereby authorises the Pledgor to collect and receive payments in respect of the Membership Interest (as envisaged by section 3:246 par. 4 Dutch Civil Code) in accordance with the terms of this Deed and the Indenture. The Pledgee may revoke this authorisation upon the occurrence of an Event of Default which is continuing by way of a written notice to this effect sent to the Pledgor and the Cooperative and the authorisation shall automatically terminate upon the occurrence of an Enforcement Event.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Pledgor hereby represents and warrants to the Pledgee that the following is true and correct on the date of this Deed:

(a)	the Cooperative has been duly incorporated and is validly existing under the laws of the Netherlands as a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid);

(b)	it has the corporate power and capacity to pledge the Membership Interest as envisaged hereby and has taken all necessary corporate action to authorize its execution of, and the performance of its obligations under, this Deed;

(c)	it is entitled to pledge the Membership Interest as envisaged hereby;

(d)	the right of pledge created hereby over the Membership Interest is a valid right of pledge (pandrecht) enforceable against the Pledgor in accordance with its terms, but may be limited or affected:

(i)	by bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer (actio pauliana) or other laws affecting the enforcement of creditors’ rights generally; and

(ii)	by (x) the rules of good faith (redelijkheid en billijkheid), force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden) and (y) the general defences available to debtors under Dutch law which include rights to suspend performance (opschortingsrechten), rights of set-off (verrekening), mistake (dwaling), duress (bedreiging), fraud (bedrog) and undue influence (misbruik van omstandigheden);

(e)	it has not encumbered the Membership Interest with limited rights (beperkte rechten) except for the Right of Pledge or otherwise and there is no attachment (beslag) on the Membership Interest;

(f)	the right of pledge created hereby over the Membership Interest is a first priority right of pledge (pandrecht eerste in rang);

(g)	there are no outstanding options or other rights entitling the holder thereof to the transfer of the Membership Interest or any of the present and future rights related thereto and no rights to receive future dividends with respect to the Membership Interest, have been granted to any party other than to the Pledgee pursuant to this Deed;

(h)	no action or step has been taken to dissolve the Cooperative and, to the best of its knowledge, the Chamber of Commerce has not issued a notification as referred to in section 2:19a Dutch Civil Code of its intention to dissolve the Cooperative;

(i)	to the best of its knowledge, no action or step has been taken or legal proceedings have been instituted or threatened against the Cooperative for the entering into a (provisional) suspension of payments or for bankruptcy or for the appointment of a receiver or similar officer of it or of any or all of its assets.

6.2	The representations and warranties in Clause 6.1 are deemed to be repeated by the Pledgor on each day the Pledgor acquires additional rights with respect to its Membership Interest.

7.	UNDERTAKINGS

7.1       The Pledgor hereby undertakes to the Pledgee throughout the Security Period:

(a)	that it shall promptly inform the Pledgee of any event or circumstance which may be of importance to the Pledgee for the preservation or exercise of the Pledgee’s rights pursuant hereto and provide the Pledgee, upon its written request, with any other information in relation to the Right of Pledge as the Pledgee may from time to time request;

(b)	to ensure that it will comply with all applicable laws and requirements under Dutch law and any other obligations in all material aspects in relation to the Membership Interest;

(c)	at the Pledgee's reasonable request, provide the Pledgee with all information, evidence and documents relating to the Membership Interest that the Pledgee may deem necessary to exercise its rights under this Deed (including the enforcement of such rights) and the perfection or protection of its Right of Pledge;

(d)	that it shall forthwith upon demand by the Pledgee and at its own expense promptly give assurances and execute and deliver all such agreements and documents, obtain all consents, approvals and other authorisations and do all such acts and things, as may be necessary or as the Pledgee may reasonably require in order (i) to create the security intended to be created hereby, to perfect and protect the security and the rights of the Pledgee created hereby (or intended to be created hereby) and to obtain the full benefit of this Right of Pledge; and (ii) to enable the Pledgee to exercise and enforce its rights under this Deed and to facilitate the realisation thereof; and to give all such notices and directions as the Pledgee reasonably may consider expedient;

(e)	to ensure that the Membership Interest is free from any restrictions on transfer, save as provided in the Articles of Association and/or by law and free from any Encumbrance other than this Right of Pledge, unless permitted under the Indenture;

(f)	to institute and prosecute all such proceedings as the Pledgee may consider necessary to preserve or protect the interests of the Pledgee in the Membership Interest;

(g)	to promptly give notice to the Pledgee of any attachment known to the Pledgor of the Membership Interest and of any other fact or circumstance which, in the relevant Pledgor's reasonable opinion, materially affect this Deed or any of the rights of the Pledgee hereunder;

(h)	to not resign as a member of the Cooperative or accept a termination of its membership without the prior written consent of the Pledgee;

(i)	to not waive, amend or terminate any of its rights under or in connection with the Membership Interest, including but not limited to any accessory rights (afhankelijke rechten), or ancillary rights (nevenrechten) attached to it; and

(j)	to immediately inform the Pledgee if a new member is admitted as a member of the Cooperative.

7.2	The Pledgor undertakes to the Pledgee throughout the Security Period, save to the extent permitted under the terms of the Indenture or this Deed not, without the prior written approval of the Pledgee (such consent not to be unreasonably withheld or delayed):

(a)	to grant any option or other third party right in relation to its Membership Interest (or part thereof);

(b)	to amend the Articles of Association to the extent such amendment adversely affects the interest of the Pledgee under this Deed;

(c)	to dissolve (ontbinden) the Cooperative;

(d)	except as explicitly permitted under the terms of the Indenture, to vote on the Membership Interest without the consent of the Pledgee in favour of a proposal to (i) dissolve the Cooperative, (ii) apply for the bankruptcy (faillissement) or a suspension of payments (surseance van betaling) or preliminary suspension of payments (voorlopige surseance van betaling) of the Cooperative, or (iii) convert (omzetten), merge (fuseren) or demerge (splitsen) the Cooperative;

(e)	to resolve to a merger (fusie) or demerger (splitsing) of the Cooperative;

(f)	to resolve to, approve or ratify a filing of a request to declare the Cooperative bankrupt (failliet) or a similar proceeding in any jurisdiction;

(g)	to resolve to, approve or ratify a filing by the Cooperative of a request to be granted a suspension of payments (surseance van betaling) or a similar proceeding in any jurisdiction;

(h)	to do or cause or permit to be done anything which may conflict with any provision of the Indenture or have a material effect on the interests of the Pledgee thereunder, the validity or enforceability of this Deed or (the value of) the Membership Interest;

(i)	to sell or agree to sell or otherwise transfer the benefit of any or all of its rights, title and interest in the Membership Interest; and

(j)	to create or grant any Encumbrance on the Membership Interest or any part thereof or to permit at any time the existence of any Encumbrance thereon.

8.	ENFORCEMENT

8.1	Upon the occurrence of an Enforcement Event, the Pledgee shall be entitled to enforce any Right of Pledge under Dutch law and any other applicable law as Pledgee of the Membership Interest and may take all (legal) steps and measures which it deems necessary or desirable for that purpose and in particular (but without limitation) shall be entitled:

(a)	to apply the proceeds of the Membership Interest so sold or appropriated as provided for in this Deed;

(b)	to exercise any of the rights set out in Clause 4.

8.3	The Pledgor shall not be entitled to request to determine that the Membership Interest pledged pursuant hereto shall be sold in a manner deviating from the provisions of section 3:250 Dutch Civil Code.

8.4	The Pledgee shall not be obliged to give notice to the Pledgor of an intended sale as provided for in section 3:249 Dutch Civil Code or, if applicable, to give notice following the sale as provided in section 3:252 Dutch Civil Code.

8.5	The Pledgor hereby waives any rights it may have under or pursuant to section 3:233, 3:249 and 6:139 Dutch Civil Code.

8.6	The Pledgee shall apply all proceeds from the sale or the collection of the Membership Interest towards satisfaction of the Secured Obligations in accordance with the relevant provisions of the Indenture, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

9.	TERMINATION

9.1	Unless already terminated by operation of law, the Right of Pledge shall remain in full force and effect vis-à-vis the Pledgor until it shall have been cancelled, in part or in whole, in accordance with Clause 9.2 or Clause 9.3 below.

9.2	The Pledgee may, by written notice to the Pledgor and the Cooperative, terminate (opzegging) or waive (afstand doen) a Right of Pledge, in respect of all or part of the Membership Interest and all or part of the Secured Obligations. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 9.2.

9.3	Notwithstanding Clause 9.2, the Pledgee shall (i) terminate (opzeggen) in its entirety a Right of Pledge, in respect of all or part of the Membership Interest all or part of the Secured Obligations and (ii) release (afstand doen van) and discharge the Pledgor and the Cooperative under this Deed, as applicable, from all actual or contingent undertakings and obligations whether past, present or future pursuant to the Deed, by signing a release letter in the form attached hereto as Schedule 1, in the following circumstances:

(i)	upon the sale or other disposition (including by way of consolidation, amalgamation or merger) of the Cooperative (other than to the Issuer or a Restricted Subsidiary (both as defined in the Indenture));

(ii)	if the Cooperative becomes a Guarantor (as defined in the Indenture) of the Notes (as defined in the Indenture);

(iii)	in case of defeasance or discharge of the Indenture;

(iv)	in case of cessation of the circumstances requiring a right of pledge over the Membership Interest (as set forth in the Indenture);

(v)	in case that the Cooperative redomiciles or changes its jurisdiction of incorporation following which the Pledgor shall be obligated to enter into a new right of pledge over the Membership Interest (or the local equivalent thereof under the new jurisdiction), as set out in section 11.06 of the Indenture; and

(v)	the occurrence of any of the circumstances set forth in section 11.05 of the Indenture,

for which the Pledgee, hereby grants a power of attorney to the Pledgor under the condition precedent (opschortende voorwaarde) of the occurrence of one of the events listed in items (i) and (v) above.

10.	ASSIGNMENT AND TRANSFER

10.1	The Pledgee may transfer, assign or pledge any of its rights or obligations under this Deed in accordance with the Indenture and the Pledgor, to the extent legally required, irrevocably cooperates with or consents to, such transfer, assignment or pledge in advance. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee) unless the Right of Pledge stipulates otherwise.

10.2	The Pledgor shall not be entitled to assign or transfer all or any part of its rights and/or obligations under this Deed without the prior written consent of the Pledgee except to the extent permitted under the Indenture.

11.	COSTS

The Pledgor shall pay all reasonable costs, losses, claims and expenses of whatever nature (including legal fees), incurred by the Pledgee relating to or arising out of this Deed, the enforcement of the Right of Pledge and/or any amendment of this Deed.

12.	POWER OF ATTORNEY

12.1	The Pledgor and the Cooperative, for the benefit of the Pledgee (in het belang van de gevolmachtigde), hereby irrevocably appoints the Pledgee with full right of substitution to be its attorney and on its behalf and in its name or otherwise (as the attorney may decide) to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such agreements (including any agreements to which the Pledgee itself is a party (Selbsteintritt)) and other documents and to do any and all such acts and things as the Pledgor or the Cooperative (as the case may be) itself could (or ought to) do in relation to the Membership Interest or in relation to any matters dealt with in this Deed or as, in the opinion of the Pledgee or any substitute acting reasonably, may be necessary to give full effect to the purposes of this Deed and the Pledgor and the Cooperative will ratify and confirm whatever the attorney or any substitute shall do or cause to be done in pursuance of the powers conferred to it hereby.

12.2	The Pledgee will not exercise the powers conferred upon it by Clause 12.1 unless and until:

(a)	the occurrence of an Event of Default which is continuing; or

(b)	the Pledgor or the Cooperative has failed to comply with any of its obligations under this Deed.

13.	ACKNOWLEDGEMENT AND CONFIRMATIONS BY THE COOPERATIVE

The Cooperative declares that:

(a)	it has been duly incorporated and is validly existing under the laws of the Netherlands as a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid);

(b)	it acknowledges, and to the extent applicable acknowledges in advance, the Right of Pledge;

(c)	the representations and warranties made by the Pledgor in Clause 6.1 are true and accurate;

(d)	it acknowledges and confirms that it has received notice of the creation of the rights of pledge over the Membership Interest;

(e)	it shall cause the Right of Pledge to be registered in the members’ register of the Cooperative and provide the Pledgee with a copy of the relevant entries in the members’ register;

(f)	it shall not terminate or cooperate with the termination of the membership of the Pledgor without the prior written consent of the Pledgee;

(g)	it shall admit as a member of the Cooperative any person acquiring the Membership Interest upon enforcement of the Right of Pledge and shall ascertain that such person can fully exercise the Voting Rights; and

(h)	it shall act in accordance with the provisions of this Deed and it shall not do anything which may affect or limit the Right of Pledge and/or any right of the Pledgee under this Deed.

14.	MISCELLANEOUS

14.1	An excerpt from the Pledgee’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof of the contrary. A disagreement with respect thereto does not affect the rights of the Pledgee under or in connection with this Deed.

14.2	The Pledgee is not liable towards any Pledgor for any loss or damages arising from any exercise of, or failure to exercise, its rights under this Deed, except for gross negligence (grove nalatigheid) or willful misconduct (opzet) of the Pledgee.

14.3	Should any provision of this Deed be or become illegal, invalid, void or unenforceable, all remaining provisions and terms hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby. The Parties agree that they will negotiate in good faith and will replace the invalid, void or unenforceable provision with a valid and enforceable provision that reflects as nearly as possible the intention of the Parties as referred in the provision thus replaced.

14.4	This Deed does not intend to prejudice, limit or affect any right of the Pledgee under the Indenture.

14.5	In case of a conflict between this Deed and the Indenture, (to the extent permitted by Dutch law) the provisions of the Indenture shall prevail.

14.6	To the fullest extent permitted by Dutch law, the Parties hereby waive their rights to rescind (ontbinden) or to seek to rescind this Deed or to nullify (vernietigen) or to invoke the nullity (nietigheid) of the legal acts (rechtshandelingen) performed under or pursuant to this Deed.

14.7	This Deed can only be amended in writing by all Parties.

14.8	If a Party does not exercise any right by virtue of this Deed, including the right to demand that the other Party meets its obligations under this Deed, or does so unduly, it shall not be deemed to thereby have waived this right. If a Party, in a specific case, waives any right it may have with respect to the other Party by virtue of the fact that this Party has not, not fully or unduly fulfilled any obligation under the Deed, it shall not be deemed to thereby have waived any other right it has in that specific case, nor have given up any possibility of invoking that right in other cases.

14.9	Any notice or other communication to be served under or in connection with this Deed shall be made in accordance with section 12.02 (Notices) of the Indenture.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of the Netherlands.

15.2	Any disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam, the Netherlands.

16.	COUNTERPARTS

This Deed may be signed in any number of counterparts, each of which shall be an original. This will have the same effect as if the signatures on the counterparts were on a single copy of this Deed.

[ signature page to follow ]

IN WITNESS WHEREOF the Parties hereto have signed this Deed on the date first written above.

Pledgor

/s/ F.Y. Sips____________________________ GeoPark Latin America Coöperatie U.A. Represented by Vistra Management Services (Netherlands) B.V., as attorney-in fact By: F.Y. Sips Title: Proxyholder A

/s/ M.F. Orie____________________________

GeoPark Latin America Coöperatie U.A.

Represented by Vistra Management Services (Netherlands) B.V., as attorney-in fact

By: M.F. Orie

Title: Proxyholder B

Pledgee

/s/ J.P. Boonman	/s/ F. Kettner
Stichting Collateral Agent GeoPark	Stichting Collateral Agent GeoPark
By: J.P. Boonman	By: F. Kettner
Title: Attorney-in-Fact A	Title: Proxyholder B
Place: Amsterdam	Place: Amsterdam

Cooperative

/s/ F.Y. Sips____________________________ GeoPark Latin America Coöperatie U.A. Represented by Vistra Management Services (Netherlands) B.V., as attorney-in fact By: F.Y. Sips Title: Proxyholder A

/s/ M.F. Orie____________________________

GeoPark Latin America Coöperatie U.A.

Represented by Vistra Management Services (Netherlands) B.V., as attorney-in fact

By: M.F. Orie

Title: Proxyholder B

[ signature page to deed of pledge membership interest GeoPark Colombia Coöperatie U.A. ]

SCHEDULE 1

FORM OF RELEASE LETTER

[LETTERHEAD OF PLEDGEE]

[●], 20[●]

To:

GeoPark Latin America Coöperatie U.A.

Strawinskylaan 3127, 87th floor

1077 ZX Amsterdam

the Netherlands

(the “Pledgor”)

GeoPark Colombia Coöperatie U.A.

Strawinskylaan 3127, 8th floor

1077 ZX Amsterdam

the Netherlands

(the “Cooperative)

Re: GeoPark Colombia Coöperatie U.A. / termination of first ranking right of pledge in respect of membership interest

Dear Madam/Sir,

On 21 September 2017 we, Stichting Collateral Agent GeoPark (the Pledgee), were a party to the deed of pledge of membership interest (the Deed of Pledge), relating to the creation of a first ranking right of pledge by the Pledgor in respect of the Membership Interest as defined in the Deed of Pledge in favour of us, the Pledgee, in order to secure the payment of the Secured Obligations (as defined in the Deed of Pledge), which constitute all of the payment obligations of the Pledgor under the Parallel Debt (as described in clause 2 of the Deed of Pledge).

By means of this letter and in accordance with clause 9 of the Deed of Pledge we hereby:

(i)	terminate (opzeggen) in its entirety the first ranking right of pledge in respect of the Membership Interest created by the Deed of Pledge and in connection herewith we, as Pledgee under the Deed of Pledge, confirm that the first ranking right of pledge on the Membership Interest has been fully and irrevocably terminated in its entirety as of the date hereof; and

(ii)	release (doen afstand van) and discharge you, in your capacity as the Pledgor and the Company under the Deed of Pledge, as applicable, from all actual or contingent undertakings and obligations whether past, present or future pursuant to the Deed of Pledge.

The Pledgee and the Pledgor herewith irrevocably and unconditionally confirm that any powers of attorney granted under the Deed of Pledge, whether by the Pledgor or the Pledgee, have been revoked.

The Cooperative undertakes to register the termination of the first ranking right of pledge created pursuant to the Deed of Pledge in its members’ register and to provide the Pledgee with a copy of the updated members’ register as soon as reasonably possible.

We hereby confirm that no rights and/or benefits under the Deed of Pledge have been transferred or assigned to any other person by us or, to the best of our knowledge, by operation of law.

Each of the undersigned waives (to the extent permitted by law) its right to terminate, dissolve (ontbinden) or nullify (vernietigen) this letter.

This letter is governed by Dutch law and the court of Amsterdam, the Netherlands shall have exclusive jurisdiction.

This letter may be signed in any number of counterparts, which will all have the same effect as if the signatures on the counterparts were placed on the same signature page.

Please confirm your agreement on the above arrangement and the acceptance of the termination, release and discharge as set out in this letter, by signing for agreement below.

[ signature page to follow ]

Yours sincerely,

Stichting Collateral Agent GeoPark

By: ________________

For agreement and ackowledgement:

GeoPark Latin America Coöperatie U.A.

By: ________________

Date: ______________

By: ________________

Date: ______________

GeoPark Colombia Coöperatie U.A.

By: ________________

Date: ______________

By: ________________

Date: ______________